Exhibit 99.1
PayPal Reports First Quarter 2019 Results
GAAP EPS of $0.56, increasing 34%; non-GAAP EPS of $0.78, increasing 37% $0.08 EPS benefit related to PayPal’s strategic investment in MercadoLibre
9.3 million net new active accounts added, bringing total active accounts to 277 million, up 17% Venmo active accounts exceed 40 million at the end of Q1 2019

SAN JOSE, Calif. - April 24, 2019 - Global technology platform and digital payments leader PayPal Holdings, Inc. (NASDAQ: PYPL) today announced first quarter results for the period ended March 31, 2019.

“We had a great start to the year, with strong growth in revenue, net new active accounts and engagement across our platform. We launched new strategic relationships with some of the world’s largest marketplaces and platforms including Instagram and MercadoLibre.  We now have 277 million customer accounts, including 22 million merchant accounts and over 40 million active Venmo accounts. We are confident in the 2019 targets we outlined last quarter as we continue to leverage our wide range of unique assets in our global digital payments platform.” said Dan Schulman, President and CEO of PayPal.

Financial highlights for first quarter 2019

•	Revenue of $4.13 billion; growing 12% on both a spot and foreign currency-neutral (FX-neutral or FXN) basis

◦	The completion of the sale of the U.S. consumer credit receivables portfolio to Synchrony in July 2018 negatively affected revenue growth by approximately seven percentage points.

•	GAAP operating margin of 12.5% with non-GAAP operating margin of 22.6%.

•	GAAP EPS of $0.56, increasing 34%; non-GAAP EPS of $0.78, increasing 37%.

◦	Includes $0.08 benefit related to PayPal's strategic investment in MercadoLibre (NASDAQ: MELI).

•	Repurchased 7.7 million shares of common stock, returning $750 million to stockholders.

Operating highlights for first quarter 2019

•	9.3 million net new active accounts, versus an increase of 8.1 million in Q1 2018, up 15%.

•	2.8 billion payment transactions, up 28%.

•	$161 billion in total payment volume (TPV), up 22%, or 25% on an FX-neutral basis.

•	37.9 payment transactions per active account on a trailing twelve months basis, up 9%.

PayPal's key business drivers

•	Merchant Services volume grew 29% on an FX-neutral basis.

•	eBay Marketplaces volume declined 4% on an FX-neutral basis versus growth of 6% in Q1 2018, representing 9.7% of TPV for the quarter versus 12.7% a year ago.

•	Person-to-Person (P2P) volume grew 41% to $42 billion, representing 26% of TPV.

•	Venmo processed $21 billion of TPV in the first quarter, growing 73%.

PayPal's partnerships and strategic investments
During the first quarter, PayPal announced a partnership with Instagram. Payments related to Instagram’s new checkout experience for shopping will be processed in partnership with PayPal.

As part of PayPal’s partnership with JPMorgan Chase, the consumer rollout of Instant Transfer to bank was announced, giving PayPal’s customers more ways to instantly access their money.

In addition, PayPal made a $750 million strategic investment in MercadoLibre, an e-commerce and payments leader in Latin America. In conjunction, PayPal and MercadoLibre announced plans to enter into a commercial agreement establishing initiatives to strengthen both companies’ networks.

First Quarter 2019 Financial and Operating Highlights

	First Quarter
(presented in millions, except per share data and percentages)	2019	2018	YoY Growth			FX-Neutral YoY Growth
Total Payment Volume (TPV)	$161,492	$132,364	$29,128	22%		25%
GAAP
Net revenues	$4,128	$3,685	$443	12%		12%
Operating margin(1)	12.5%	14.5%	**	(194)bps		N/A
Effective tax rate	7.0%	6.8%	**	22	bps	N/A
Net income	$667	$511	$156	31%		N/A
Earnings per diluted share	$0.56	$0.42	$0.14	34%		N/A
Net cash provided by (used in) operating activities	$1,027	$(349)	**	**		N/A
Non-GAAP
Net revenues	$4,128	$3,685	$443	12%		12%
Operating margin	22.6%	22.5%	**	13bps		N/A
Effective tax rate	18.3%	17.9%	**	36bps		N/A
Net income	$926	$692	$234	34%		N/A
Earnings per diluted share	$0.78	$0.57	$0.21	37%		N/A
Free cash flow	$809	$(527)	**	**		N/A

(1) GAAP operating income includes $78 million and $25 million of restructuring charges for the three months ended March 31, 2019 and 2018, respectively.
** Not meaningful.

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $9.5 billion as of March 31, 2019.

Short-Term Borrowings - PayPal’s notes payable totaled $2.0 billion as of March 31, 2019.

2019 Financial Guidance
Full year 2019 revenue and earnings guidance

•
PayPal expects revenue to grow 16 - 17% at current spot rates and 16 - 17% on an FX-neutral basis, to a range of $17.850 - $18.100 billion. As previously disclosed, full year 2019 revenue growth guidance includes an expected decline of approximately 3.5 percentage points for full year 2019 related to the sale of U.S. consumer credit receivables to Synchrony.

•
PayPal expects GAAP earnings per diluted share in the range of $1.97 - $2.05 and non-GAAP earnings per diluted share in the range of $2.94 - $3.01. EPS guidance for full year 2019 includes $0.08 of unrealized gains from PayPal's strategic investment in MercadoLibre recognized in Q1 2019 and an approximate $0.01 of expected net unrealized gains related to PayPal's strategic investment portfolio in Q2 2019.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2019, reflect adjustments of approximately $1.30 - $1.40 billion, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $1.05 - $1.11 billion.

•	Estimated GAAP and non-GAAP results include approximately 1.5 points of revenue growth and $0.08 to $0.10 of dilution from the acquisitions that closed in 2018.

Second quarter 2019 revenue and earnings guidance

•
PayPal expects revenue to grow 11 - 13% at current spot rates and 12 - 13% on an FX-neutral basis, to a range of $4.30 - $4.34 billion. As previously disclosed, Q2 2019 revenue growth guidance includes an expected decline of approximately 7 percentage points for the quarter related to the sale of U.S. consumer credit receivables to Synchrony.

•
PayPal expects GAAP earnings per diluted share in the range of $0.50 - $0.52 and non-GAAP earnings per diluted share in the range of $0.68 - $0.70. EPS guidance for second quarter 2019 includes an approximate $0.01 of expected net unrealized gains related to PayPal's strategic investment portfolio in Q2 2019.

•
Estimated non-GAAP amounts above for the three months ending June 30, 2019, reflect adjustments of approximately $300 - $330 million, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $250 - $265 million.

•	Estimated GAAP and non-GAAP results include approximately 1.5 points of revenue growth and approximately $0.02 - $0.03 of dilution from the acquisitions that closed in 2018.

Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly conference call and webcast

PayPal Holdings, Inc. will host a conference call to discuss first quarter 2019 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handles (@PayPal and @PayPalNews), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/), YouTube channel (https://www.youtube.com/paypal), Dan Schulman’s LinkedIn profile (https://www.linkedin.com/in/dan-schulman/), John Rainey's LinkedIn profile (www.linkedin.com/in/john-rainey-pypl), Bill Ready's LinkedIn profile (https://www.linkedin.com/in/williamready/) and Dan Schulman’s Facebook page (https://www.facebook.com/

DanSchulmanPayPal/) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information that is posted through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

Fueled by a fundamental belief that having access to financial services creates opportunity, PayPal Holdings, Inc. (NASDAQ: PYPL) is committed to democratizing financial services and empowering people and businesses to join and thrive in the global economy. Our open digital payments platform gives PayPal’s 277 million active account holders the confidence to connect and transact in new and powerful ways, whether they are online, on a mobile device, in an app, or in person. Through a combination of technological innovation and strategic partnerships, PayPal creates better ways to manage and move money, and offers choice and flexibility when sending payments, paying or getting paid. Available in more than 200 markets around the world, the PayPal platform, including Braintree, Venmo, Xoom and iZettle, enables consumers and merchants to receive money in more than 100 currencies, withdraw funds in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PayPal Holdings, Inc. financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period local currency results by the prior period exchange rate. FX-neutral growth rates are calculated by comparing the current period FX-neutral results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP financial measures

This press release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC) including: non-GAAP revenues, non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and adjusted free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Net Revenues to Non-GAAP Net Revenues,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow.”

Forward-looking statements

This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations and plans of PayPal Holdings, Inc. and its consolidated subsidiaries that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” "strategy," "future," "opportunity," “plan,” “project,” “forecast” and other similar expressions. Forward-looking statements include, but are not limited to, statements regarding projected financial results for the second quarter and full year

2019, impact and timing of acquisitions, and projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Accordingly, actual results could differ materially from those predicted or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the effect of political, business, economic, market and trade conditions, including any regional or general economic downturn or crisis and any conditions that affect payments or e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the PayPal, PayPal Credit, Braintree, Venmo, Xoom, iZettle, and other products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the impact of PayPal's customer choice initiatives, including on its funding mix and transaction expense; PayPal’s ability to successfully compete in an increasingly competitive environment for its businesses, products and services, including competition for consumers and merchants and the increasing importance of mobile payments and mobile commerce; the outcome of legal and regulatory proceedings and PayPal's need and ability to manage regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to PayPal's capital allocation or management of operating cash; uncertainty surrounding the implementation and impact of the United Kingdom's formal notification of its intent to withdraw from the European Union; cyberattacks and security vulnerabilities in PayPal products and services that could disrupt business, reduce revenue, increase costs, harm us competitively, or lead to liability; the effect of management changes and business initiatives; any changes PayPal may make to its product offerings; the effect of any natural disasters or other business interruptions on PayPal or PayPal's customers; PayPal's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; PayPal's ability to maintain the stability, security and performance of its Payment Platform while adding new products and features in a timely fashion; the risk that PayPal may not realize the expected benefits of the sale of U.S. consumer credit receivables to Synchrony Financial; risks that planned acquisitions will not be completed on contemplated terms, or at all, and that any businesses PayPal may acquire may not perform in accordance with its expectations; the timing and possible outcome of the UK Competition and Markets Authority’s review and investigation of the acquisition of iZettle; and PayPal's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could adversely affect PayPal's results of operations, financial condition and prospects or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release speaks as of April 24, 2019. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

PayPal Holdings, Inc.

Investor Relations Contacts
Gabrielle Rabinovitch	Akila Moorthy
grabinovitch@paypal.com	amoorthy@paypal.com

Media Relations Contacts
Amanda Miller
amandacmiller@paypal.com
408.219.0563
Copyright © 1999-2019 PayPal. All rights reserved. Other company and product names may be trademarks of their respective owners.

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$4,515	$7,575
Short-term investments	3,334	1,534
Accounts receivable, net	409	313
Loans and interest receivable, net	2,856	2,532
Funds receivable and customer accounts	22,738	20,062
Prepaid expenses and other current assets	1,039	947
Total current assets	34,891	32,963
Long-term investments	1,695	971
Property and equipment, net	1,731	1,724
Goodwill	6,234	6,284
Intangible assets, net	750	825
Other assets	979	565
Total assets	$46,280	$43,332
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$226	$281
Notes payable	1,999	1,998
Funds payable and amounts due to customers	24,238	21,562
Accrued expenses and other current liabilities	2,097	2,002
Income taxes payable	75	61
Total current liabilities	28,635	25,904
Deferred tax liability and other long-term liabilities	2,488	2,042
Total liabilities	31,123	27,946
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,172 and 1,174 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Preferred stock, $0.0001 par value; 100 shares authorized, unissued	—	—
Treasury stock at cost, 99 and 91 shares as of March 31, 2019 and December 31, 2018, respectively	(6,216)	(5,511)
Additional paid-in-capital	14,848	14,939
Retained earnings	6,550	5,880
Accumulated other comprehensive income (loss)	(25)	78
Total equity	15,157	15,386
Total liabilities and equity	$46,280	$43,332

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2019	2018
	(In millions, except per share amounts)

Net revenues	$4,128	$3,685
Operating expenses:
Transaction expense	1,549	1,275
Transaction and loan losses	341	305
Customer support and operations(1)(2)	388	342
Sales and marketing (1)(2)	329	281
Technology and development (1)(2)	511	448
General and administrative (1)(2)	419	347
Restructuring and other charges	73	153
Total operating expenses	3,610	3,151
Operating income	518	534
Other income (expense), net	199	14
Income before income taxes	717	548
Income tax expense	50	37
Net income	$667	$511
Net income per share:
Basic	$0.57	$0.43
Diluted	$0.56	$0.42
Weighted average shares:
Basic	1,171	1,192
Diluted	1,188	1,217

(1) Includes stock-based compensation as follows:
Customer support and operations	48	42
Sales and marketing	32	34
Technology and development	93	72
General and administrative	81	61
	$254	$209
(2) Prior period amounts have been updated to reflect the classification changes described in the Form 8-K filed on April 9, 2019.

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2019	2018
	(In millions)

Cash flows from operating activities:
Net income	$667	$511
Adjustments:
Transaction and loan losses	341	305
Depreciation and amortization	230	185
Stock-based compensation	247	205
Deferred income taxes	74	91
Cost basis adjustments to loans and interest receivable held for sale	—	128
Unrealized gains on strategic investments	(180)	—
Other	(44)	(5)
Changes in assets and liabilities:
Accounts receivable	(96)	25
Changes in loans and interest receivable held for sale, net	4	(1,291)
Accounts payable	(3)	(35)
Income taxes payable	14	—
Other assets and liabilities	(227)	(468)
Net cash provided by (used in) operating activities	1,027	(349)
Cash flows from investing activities:
Purchases of property and equipment	(218)	(178)
Changes in principal loans receivable, net	(357)	738
Purchases of investments	(8,138)	(5,275)
Maturities and sales of investments	6,028	4,291
Funds receivable	(2,175)	429
Net cash (used in) provided by investing activities	(4,860)	5
Cash flows from financing activities:
Proceeds from issuance of common stock	7	13
Purchases of treasury stock	(756)	(1,825)
Tax withholdings related to net share settlements of equity awards	(309)	(335)
Borrowings under financing arrangements	—	2,075
Funds payable and amounts due to customers	2,560	865
Net cash provided by financing activities	1,502	793
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1	(7)
Net change in cash, cash equivalents, and restricted cash	(2,330)	442
Cash, cash equivalents, and restricted cash at beginning of period	13,233	8,285
Cash, cash equivalents, and restricted cash at end of period	$10,903	$8,727
Supplemental cash flow disclosures:
Cash paid for interest	$20	$8
Cash paid for income taxes, net	$22	$(6)

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to merchants and consumers on a transaction basis primarily based on the volume of activity, or Total Payment Volume ("TPV"), completed on our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree, Xoom, and iZettle products.

•
Other value added services: Net revenues derived primarily from revenue earned through partnerships, subscription fees, gateway fees, and other services we provide to our merchants and customers. We also earn revenues from interest and fees earned primarily on our PayPal credit portfolio of loans receivable, gain on sale of participation interest in certain loans and advances and interest earned on certain PayPal customer account balances.

Net Revenues by Type	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(In millions, except percentages)
Transaction revenues	$3,731	$3,851	$3,343	$3,318	$3,197
Current quarter vs prior quarter	(3)%	15%	1%	4%	(1)%
Current quarter vs prior year quarter	17%	19%	17%	20%	22%
Percentage of total	90%	91%	91%	86%	87%

Other value added services	397	375	340	539	488
Current quarter vs prior quarter	6%	10%	(37)%	10%	(2)%
Current quarter vs prior year quarter	(19)%	(25)%	(11)%	49%	39%
Percentage of total	10%	9%	9%	14%	13%

Total net revenues	$4,128	$4,226	$3,683	$3,857	$3,685
Current quarter vs prior quarter	(2)%	15%	(5)%	5%	(2)%
Current quarter vs prior year quarter	12%	13%	14%	23%	24%

Net Revenues by Geography	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(In millions, except percentages)
U.S. net revenues	$2,187	$2,189	$1,962	$2,150	$2,023
Current quarter vs prior quarter	—%	12%	(9)%	6%	(1)%
Current quarter vs prior year quarter	8%	7%	13%	27%	26%
Percent of total	53%	52%	53%	56%	55%

International net revenues	1,941	2,037	1,721	1,707	1,662
Current quarter vs prior quarter	(5)%	18%	1%	3%	(2)%
Current quarter vs prior year quarter	17%	20%	15%	18%	21%
(FXN) Current quarter vs prior year quarter	17%	19%	15%	16%	18%
Percent of total	47%	48%	47%	44%	45%

Total net revenues	$4,128	$4,226	$3,683	$3,857	$3,685
Current quarter vs prior quarter	(2)%	15%	(5)%	5%	(2)%
Current quarter vs prior year quarter	12%	13%	14%	23%	24%
(FXN) Current quarter vs prior year quarter	12%	13%	14%	22%	22%

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended,
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(In millions, except percentages)
Active accounts(1)	277	267	254	244	237
Current quarter vs prior quarter	3%	5%	4%	3%	4%
Current quarter vs prior year quarter	17%	17%	15%	15%	15%

Number of payment transactions(2)	2,838	2,867	2,463	2,327	2,214
Current quarter vs prior quarter	(1)%	16%	6%	5%	(1)%
Current quarter vs prior year quarter	28%	28%	27%	28%	25%

Payment transactions per active account(3)	37.9	36.9	36.5	35.7	34.7
Current quarter vs prior quarter	3%	1%	2%	3%	2%
Current quarter vs prior year quarter	9%	9%	9%	9%	8%

Total Payment Volume(4)	$161,492	$163,648	$143,004	$139,403	$132,364
Current quarter vs prior quarter	(1)%	14%	3%	5%	—%
Current quarter vs prior year quarter	22%	23%	24%	29%	32%
(FXN) Current quarter vs prior year quarter	25%	25%	25%	27%	27%

Transaction Expense Rate(5)	0.96%	0.96%	0.96%	0.98%	0.96%
Transaction and Loan Loss Rate(6)	0.21%	0.21%	0.21%	0.24%	0.23%
Transaction Margin(7)	54.2%	54.6%	54.9%	56.0%	57.1%
Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.
(1) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction on our Payments Platform, not including gateway-exclusive transactions, within the past 12 months.
(2) Payment transactions are the total number of payments, net of payment reversals, successfully completed on our Payments Platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.
(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12 month period, divided by active accounts at the end of the period.
(4) TPV is the value of payments, net of reversals, successfully completed on our Payments Platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP revenues, non-GAAP net income, non-GAAP net income per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and adjusted free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, certain other gains, losses, benefits or charges that are not indicative of the company's core operating results and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP net income per diluted share, non-GAAP operating income, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results.  These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly in the future.  The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of its current or ongoing operating results.
Tax effect of non-GAAP adjustments. This adjustment is made to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2019	2018
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$518	$534
Stock-based compensation expense and related employer payroll taxes	286	241
Amortization of acquired intangible assets	57	29
Restructuring	78	25
Other(1)	(5)	—
Total non-GAAP operating income adjustments	416	295
Non-GAAP operating income	$934	$829
Non-GAAP operating margin	23%	22%
(1) Gain of $5 million related to the sale of our U.S. consumer credit receivables portfolio executed during the year ended December 31, 2018.

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended March 31,
	2019	2018
	(In millions, except per share data and percentages)
	(unaudited)
GAAP income before income taxes	$717	$548
GAAP income tax expense	50	37
GAAP net income	667	511
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	416	295
Other(1)	—	3
Tax effect of non-GAAP adjustments	(157)	(117)
Non-GAAP net income	$926	$692

Diluted net income per share:
GAAP	$0.56	$0.42
Non-GAAP	$0.78	$0.57
Shares used in GAAP diluted share calculation	1,188	1,217
Shares used in non-GAAP diluted share calculation	1,188	1,217

GAAP effective tax rate	7%	7%
Tax effect of non-GAAP adjustments to net income	11%	11%
Non-GAAP effective tax rate	18%	18%
(1) Tax expense related to the Tax Cuts and Jobs Act.

PayPal Holdings, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow

	Three Months Ended March 31,
	2019	2018
	(In millions/unaudited)
Net cash provided by operating activities	$1,027	$(349)
Less: Purchases of property and equipment	(218)	(178)
Free cash flow	$809	$(527)
Impact of held for sale accounting presentation related to our U.S. consumer credit receivables portfolio on cash flow from operating activities	—	1,260
Adjusted free cash flow	$809	$733